EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE EASTERN COMPANY REPORTS SECOND QUARTER 2024 RESULTS

•	Net income for Q2 2024 rises to $3.5 million, or $0.56 per diluted share, compared to net income of $1.4 million, or $0.22 per diluted share, for Q2 2023.

•	Gross margin increases to 25% in Q2 2024 compared to 22% in Q1 2023.

•	Backlog as of June 29, 2024 rises 43% to $107.3 million from $75.3 million as of July 1, 2023.

SHELTON, CT – August 6, 2024 - The Eastern Company (“Eastern”) (NASDAQ:EML), an industrial manufacturer of unique engineered solutions serving commercial transportation, logistics, and other industrial markets, today announced the results of operations for the second fiscal quarter ended June 29, 2024.

President and CEO Mark Hernandez stated, “Our second quarter results reflect some of the progress we have made in enhancing portions of our business operations over the past 18 months, although much remains to be done. Many of our initiatives have improved gross margins, increased our agility, and enhanced customer relationships. As a result, we were ready to address some specific customer needs when those customers experienced supply chain disruptions. Our ability to react quickly will lead to continuing business opportunities with those customers.”

Mr. Hernandez continued, “Our overall business transformation program is proceeding, albeit methodically, while we continue to evaluate our business for long term performance and while we focus on our order backlog. At the same time, we are observing some softening in the commercial vehicle market and certain electric vehicle programs which has been negatively impacting the demand for our custom returnable packaging solutions. Much work needs to be done in our pursuit of operational excellence and strengthened customer relationships. We are striving to reach our goal of consistently delivering solid performance and creating value for our shareholders.”

Second Quarter and Six Months 2024 Financial Results

Net sales in the second quarter of 2024 increased 7% to $73.2 million from $68.3 million in the corresponding period in 2023. Net sales for the first six months of 2024 increased 0.2% to $141.1 million from $140.8 million in last year’s period. Sales increased in the second quarter of 2024 primarily due to increased demand for truck mirror assemblies of $8.0 million and returnable transport packaging products of $0.4 million, offset by lower demand for truck accessories of $3.6 million. In the second quarter of 2024, truck mirror assemblies volume was favorably impacted by additional orders of approximately $5.0 million from two key customers due to our operational flexibility and competitive advantages. Sales were relatively flat for the first six months of 2024 compared to the first six months of 2023 with increased demand for truck mirror assemblies of $12.2 million offset by lower demand for truck accessories of $7.6 million and returnable transport packaging products of $4.3 million. Our backlog as of June 29, 2024 increased 43% to $107.3 million from $75.3 million as of July 1, 2023, driven by increased orders for various truck mirror assemblies and returnable transport packaging products.

Gross margin as a percentage of sales was 25% in the second quarter of 2024 and 24% in the first six months of 2024 compared to 22% in both the second quarter and the first six months of 2023. Our gross margins in the second quarter of 2024 primarily reflect the impact of price increases to customers to recover increases in raw material costs and other cost savings initiatives.

Selling, general and administrative expenses increased $0.2 million, or 2%, in the second quarter of 2024 compared to the second quarter of 2023 primarily due to higher payroll-related expense of $0.4 million and higher travel expenses of $0.1 million, partially offset by lower legal and professional expenses of $0.1 million, and lower selling costs of $0.2 million. Selling and administrative expenses decreased $0.2 million, or 1%, in the first six months of 2024 when compared to the corresponding period in 2023 primarily due to lower payroll-related expenses of $0.1 million, lower legal and professional expenses of $0.3 million, and lower selling expenses of $0.1 million, partially offset by higher travel and other expenses of $0.3 million.

3 ENTERPRISE DRIVE, SUITE 408, SHELTON, CONNECTICUT  06484

PHONE (203) 729 - 2255  *  FAX (203) 723 - 8653  *  WWW.EASTERNCOMPANY.COM

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Other income and expense decreased $0.3 million in the second quarter of 2024 and increased $0.4 million in the first six months of 2024 compared to the corresponding periods in 2023. The decrease in other income of $0.3 million in the second quarter of 2024 was primarily driven by a $1.6 million favorable adjustment for the final settlement of our swap agreement with Santander Bank, N.A. (“Santander”) in the second quarter of 2023, partially offset by $1.4 million expense associated with the closure of Associated Toolmakers, Ltd. in the second quarter of 2023. The increase in other income of $0.4 million for the first six months of 2024 when compared to the corresponding period in 2023 was primarily driven by $1.4 million of expense associated with the closure of Associated Toolmakers, Ltd. in the second quarter of 2023 and an unfavorable final working capital adjustment of $0.4 million related to the sale of the Greenwald business in the first quarter of 2023, partially offset by a $1.6 million favorable adjustment for the final settlement of our swap agreement with Santander in the second quarter of 2023.

Net income for the second quarter of fiscal 2024 was $3.5 million, or $0.56 per diluted share, compared to net income of $1.4 million, or $0.22 per diluted share, for the comparable period in 2023. In the first six months of 2024 net income was $5.5 million, or $0.87 per diluted share compared to net income of $2.0 million, or $0.32 per diluted share for the comparable 2023 period.

Adjusted net income (a non-GAAP measure) for the second quarter of fiscal 2024 was $3.5 million, or $0.56 per diluted share, compared to adjusted net income of $2.5 million, or $0.40 per diluted share, for the comparable period in 2023. For the six months ended June 29, 2024, adjusted net income was $5.5 million, or $0.87 per diluted share, compared to $4.7 million, or $0.76 per diluted share for the comparable 2023 period. Adjusted EBITDA (a non-GAAP measure) for the second quarter of fiscal 2024 was $7.2 million compared to adjusted EBITDA of $5.9 million for the 2023 period. For the six months ended June 29, 2024, adjusted EBITDA was $12.4 million compared to $11.5 million in the 2023 period. See “Non-GAAP Financial Measures” below and the reconciliation table accompanying this release.

During the second quarter of fiscal 2024, the Company repurchased 10,000 shares of common stock under its share repurchase program authorized in August 2023.

Conference Call and Webcast

The Eastern Company will host a conference call to discuss its results for the second quarter of 2024 and other matters on Wednesday, August 7, 2024 at 11:00 AM Eastern Time. Participants can access the conference call by phone at 888-506-0062 (toll-free in the US and Canada) or 973-528-0011 (international), using access code 865602. Participants can also join via the web at https://www.webcaster4.com/Webcast/Page/1757/50925.

About The Eastern Company

The Eastern Company manages industrial businesses that design, manufacture and sell unique engineered solutions to markets. Eastern’s businesses operate in industries that offer long-term macroeconomic growth opportunities. The Company operates from locations in the U.S., Canada, Mexico, Taiwan, and China. More information on the Company can be found at www.easterncompany.com.

Safe Harbor for Forward-Looking Statements

Statements contained in this press release of the Company that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “would,” “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “plan,” “potential,” “opportunities,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include:

•

the impact of higher raw material and component costs and cost inflation, supply chain disruptions and shortages, particularly with respect to steel, plastics, scrap iron, zinc, copper, and electronic components;

•	delays in delivery of our products to our customers;
•

the impact of global economic conditions and rising interest rates, and more specifically conditions in the automotive, construction, aerospace, energy, oil and gas, transportation, electronic, and general industrial markets, including the impact, length and degree of economic downturns on the customers and markets we serve and demand for our products, reductions in production levels, the availability, terms and cost of financing, including borrowings under credit arrangements or agreements, the potential impact of bank failures on our ability to access financing or capital markets, and the impact of market conditions on pension plan funded status;

•	restrictions on operating flexibility imposed by the agreement governing our credit facility;

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•

risks associated with doing business overseas, including fluctuations in exchange rates and the inability to repatriate foreign cash, the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs and the impact of political, economic, and social instability;

•	the inability to achieve the savings expected from global sourcing of materials;
•	lower-cost competition;
•	our ability to design, introduce and sell new or updated products and related components;
•	market acceptance of our products;
•	the inability to attain expected benefits from acquisitions or the inability to effectively integrate acquired businesses and achieve expected synergies;
•	costs and liabilities associated with environmental compliance;
•

the impact of climate change, natural disasters, geopolitical events, and public health crises, including pandemics (such as COVID-19) and epidemics, and any related Company or government policies or actions;

•

military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and geopolitical consequences) or terrorist threats and the possible responses by the U.S. and foreign governments;

•	failure to protect our intellectual property;
•	cyberattacks; and
•	materially adverse or unanticipated legal judgments, fines, penalties, or settlements.

The Company is also subject to other risks identified and discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Part I, Item 1A, Risk Factors, and in Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the 2023 Form 10-K, and that may be identified from time to time in our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC.

Although the Company believes it has an appropriate business strategy and the resources necessary for its operations, future revenue and margin trends cannot be reliably predicted, and the Company may alter its business strategies to address changing conditions. Also, the Company makes estimates and assumptions that may materially affect reported amounts and disclosures. These relate to valuation allowances for accounts receivable and excess and obsolete inventories, accruals for pensions and other postretirement benefits (including forecasted future cost increases and returns on plan assets), provisions for depreciation (estimating useful lives), uncertain tax positions, and, on occasion, accruals for contingent losses. The Company undertakes no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as required by law.

Non-GAAP Financial Measures

The non-GAAP financial measures we provide in this release should be viewed in addition to, and not as an alternative for, results prepared in accordance with U.S. GAAP.

To supplement the consolidated financial statements prepared in accordance with U.S. GAAP, we have presented Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA, which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable U.S. GAAP financial measures, such as net sales, net income, diluted earnings per share, or other measures prescribed by U.S. GAAP, and there are limitations to using non-GAAP financial measures.

Adjusted Net Income is defined as net income excluding, when incurred, gains or losses that we do not believe reflect our ongoing operations, including, for example, the impacts of impairment losses, gains/losses on the sale of subsidiaries, property and facilities, transaction expenses primarily relating to acquisitions and divestitures, factory start-up costs, factory relocation expenses, executive severance, and restructuring costs. Adjusted Net Income is a tool that can assist management and investors in comparing our performance on a consistent basis across periods by removing the impact of certain items that management believes do not directly reflect our underlying operating performance.

Adjusted Earnings Per Share is defined as earnings per share excluding, when incurred, certain per share gains or losses that we do not believe reflect our ongoing operations, including, for example, the impacts of impairment losses, gains/losses on the sale of subsidiaries, property and facilities, transaction expenses primarily relating to acquisitions and divestitures, factory start-up costs, factory relocation expenses, executive severance, and restructuring costs. We believe that Adjusted Earnings Per Share provides important comparability of underlying operational results, allowing investors and management to access operating performance on a consistent basis from period to period.

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Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization and excluding, when incurred, the impacts of certain losses or gains that we do not believe reflect our ongoing operations, including, for example, impairment losses, gains/losses on sale of subsidiaries, property and facilities, transaction expenses primarily relating to acquisitions and divestitures, factory start-up costs, factory relocation expenses, executive severance, and restructuring expenses. Adjusted EBITDA is a tool that can assist management and investors in comparing our performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our underlying operations.

Management uses such measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess our performance relative to our competitors, and to establish operational goals and forecasts that are used in allocating resources. These financial measures should not be considered in isolation from, or as a replacement for, U.S. GAAP financial measures.

We believe that presenting non-GAAP financial measures in addition to U.S. GAAP financial measures provides investors greater transparency to the information used by our management for its financial and operational decision-making. We further believe that providing this information better enables our investors to understand our operating performance and to evaluate the methodology used by management to evaluate and measure such performance.

Investor Relations Contacts

The Eastern Company

Mark Hernandez or Nicholas Vlahos

203-729-2255

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THE EASTERN COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$73,151,889	$68,337,790	$141,080,976	$140,833,158
Cost of products sold	(54,941,336)	(53,189,948)	(106,674,324)	(110,187,615)
Gross margin	18,210,553	15,147,842	34,406,652	30,645,543

Product development expense	(1,301,487)	(1,431,110)	(2,661,284)	(2,832,309)
Selling and administrative expenses	(11,536,949)	(11,289,037)	(23,035,906)	(23,226,674)
Operating profit	5,372,117	2,427,695	8,709,462	4,586,560

Interest expense	(829,934)	(781,104)	(1,674,969)	(1,507,110)
Other (expense) income	(20,066)	252,180	(9,712)	(378,520)
Income before income taxes	4,522,117	1,898,771	7,024,781	2,700,930

Income tax expense	(1,014,245)	(499,564)	(1,569,336)	(694,409)
Net income	$3,507,872	$1,399,207	$5,455,445	$2,006,521

Earnings per share:
Basic	$0.56	$0.22	$0.88	$0.32

Diluted	$0.56	$0.22	$0.87	$0.32

Cash dividends per share:	$0.11	$0.11	$0.22	$0.22

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THE EASTERN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 29, 2024	December 30, 2023
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$11,706,497	$8,299,453
Marketable securities	2,034,602	986,477
Accounts receivable, less allowances: 2024 - $562,498; 2023 - $564,816	42,327,344	37,057,488
Inventories	56,879,677	59,272,207
Current portion of notes receivable	192,933	573,269
Prepaid expenses and other assets	5,127,614	6,047,814
Total Current Assets	118,268,667	112,236,708

Property, Plant and Equipment	62,804,268	60,270,096
Accumulated depreciation	(33,485,314)	(31,980,335)
Property, Plant and Equipment, Net	29,318,954	28,289,761

Goodwill	70,700,912	70,776,893
Trademarks	5,514,853	5,514,960
Patents and other intangibles net of accumulated amortization	13,372,930	15,325,927
Long term notes receivable, less current portion	284,330	374,932
Deferred Income Taxes	2,536,357	2,283,571
Right of Use Assets	15,682,994	17,236,449
Other Long-Term Assets	222,504	-
Total Other Assets	108,314,880	111,512,732

TOTAL ASSETS	$255,902,501	$252,039,201

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THE EASTERN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	June 29, 2024	December 30, 2023
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$27,683,500	$25,319,473
Accrued compensation	5,493,325	5,379,381
Other accrued expenses	5,098,540	4,556,623
Current portion of operating lease liability	3,846,537	4,424,369
Current portion of finance lease liability	182,219	182,010
Current portion of long-term debt	2,853,935	2,871,870
Other current liabilities	296,866	-
Total Current Liabilities	45,454,922	42,733,726

Other long-term liabilities	640,724	640,724
Operating lease liability, less current portion	11,836,457	12,812,079
Finance lease liability, less current portion	665,217	728,100
Long-term debt, less current portion	39,575,849	41,063,865
Accrued postretirement benefits	579,832	554,758
Accrued pension cost	20,662,798	21,025,365
Total Liabilities	119,415,799	119,558,617

Shareholders’ Equity
Voting Preferred Stock, no par value:
Authorized and unissued: 1,000,000 shares
Nonvoting Preferred Stock, no par value:
Authorized and unissued: 1,000,000 shares
Common Stock, no par value, Authorized: 50,000,000 shares	34,575,179	33,950,859
Issued: 9,122,953 shares as of 2024 and 9,091,815 shares as of 2023
Outstanding: 6,228,432 shares as of 2024 and 6,217,370 shares as of 2023
Treasury Stock: 2,894,521 shares as of 2024 and 2,874,445 shares as of 2023	(23,762,587)	(23,280,467)
Retained earnings	148,891,689	144,805,168
Accumulated other comprehensive loss:
Foreign currency translation	(1,495,677)	(866,599)
Unrealized loss on foreign currency swap, net of tax	(74,362)	-
Unrecognized net pension and postretirement benefit costs, net of tax	(21,647,540)	(22,128,377)
Accumulated other comprehensive loss	(23,217,579)	(22,994,976)
Total Shareholders’ Equity	136,486,702	132,480,584
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$255,902,501	$252,039,201

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THE EASTERN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 29, 2024	July 1, 2023
Operating Activities
Net income	$5,455,445	$2,006,521
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	3,741,969	3,621,126
Reduction in carrying amount of ROU assets	1,553,455	4,404,043
Unrecognized pension and postretirement benefits	10,219	656,655
Loss on sale of equipment and other assets	40,801	318,775
Provision for doubtful accounts	4,000	(16,731)
Stock compensation expense	624,320	10,185
Changes in operating assets and liabilities:
Accounts receivable	(5,266,258)	918,871
Inventories	2,365,449	7,711,536
Prepaid expenses and other	1,006,407	562,548
Other assets	28,721	163,077
Accounts payable	2,939,089	(953,660)
Accrued compensation	96,109	(165,590)
Operating lease liability	(1,553,455)	(4,395,424)
Other accrued expenses	(784,960)	(1,283,477)
Net cash provided by operating activities	10,261,311	13,558,455

Investing Activities
Marketable securities	(999,960)	-
Business acquisition	-	(547,638)
Payments received from notes receivable	470,937	2,309,236
Proceeds from sale of equipment	18,000	-
Purchases of property, plant, and equipment	(2,834,977)	(1,978,784)
Net cash used in investing activities	(3,346,000)	(217,186)

Financing Activities
Proceeds from new long-term debt financing	-	60,000,000
Principal payments on long-term debt	(1,505,952)	(69,248,743)
Payments on short term borrowings (revolver)	-	(252,025)
Financing leases, net	(62,674)	674,558
Purchase common stock for treasury	(482,120)	-
Dividends paid	(1,368,924)	(1,369,941)
Net cash used in financing activities	(3,419,670)	(10,196,151)

Effect of exchange rate changes on cash	(88,597)	(127,966)
Net change in cash and cash equivalents	3,407,044	3,017,152

Cash and cash equivalents at beginning of period	8,299,453	10,187,522
Cash and cash equivalents at end of period	$11,706,497	$13,204,674

Supplemental disclosure of cash flow information:
Interest	$1,639,713	$1,364,527
Income taxes	1,599,765	315,120

Non-cash investing and financing activities
Right of use asset	144,445	4,404,043
Lease liability	(144,445)	(5,355,510)

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Reconciliation of Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share Calculation
For the Three and Six Months ended June 29, 2024 and July 1, 2023
($000's)

	Three Months Ended			Six Months Ended
	June 29, 2024	July 1, 2023		June 29, 2024	July 1, 2023
Net income as reported per generally accepted accounting principles (GAAP)	$3,508	$1,399		$5,455	$2,007

Earnings per share as reported under generally accepted accounting principles (GAAP):

Basic	$0.56	$0.22		$0.88	$0.32
Diluted	$0.56	$0.22		$0.87	$0.32

Adjustments:
Severance and accrued compensation	-	-			1,799	a
Greenwald final sale adjustment	-	-			390	b
Associated Toolmakers, Ltd. closure	-	1,448	c		1,448	c
Non-GAAP tax impact of adjustments (1)	-	(362)			(909)
Total adjustments (non-GAAP)	$-	$1,086		$-	$2,728

Adjusted net income	$3,508	$2,485		$5,455	$4,735

Adjusted earnings per share (non-GAAP):

Basic	$0.56	$0.40		$0.88	$0.76
Diluted	$0.56	$0.40		$0.87	$0.76

(1) We estimate the tax effect of the items identified to determine a non-GAAP annual effective tax rate applied to the pre-tax amount in order to calculate the non-GAAP provision for income taxes

a) Severance expenses associated with accrued compensation and severance related to the elimination of the Chief Operating Officer position and the departure of the Chief Executive Officer

b) Final settlement of working capital adjustment associated with Greenwald sale

c) Associated Toolmakers, Ltd. closure costs

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Reconciliation of Non-GAAP Measures
Adjusted EBITDA Calculation
For the Three and Six Months ended June 29, 2024 and July 1, 2023
($000's)

	Three Months Ended			Six Months Ended
	June 29, 2024	July 1, 2023		June 29, 2024	July 1, 2023

Net income as reported per generally accepted accounting principles (GAAP)	$3,508	$1,399		$5,455	$2,007

Interest expense	830	781		1,675	1,507
Provision for income taxes	1,014	500		1,569	694
Depreciation and amortization	1,866	1,806		3,742	3,621
Severance and accrued compensation	-	-		-	1,799	a
Greenwald final sale adjustment	-	-		-	390	b
Associated Toolmakers, Ltd. closure	-	1,448	c	-	1,448	c
Adjusted EBITDA	$7,218	$5,934		$12,441	$11,466

a) Severance expenses associated with accrued compensation and severance related to the elimination of the Chief Operating Officer position and the departure of the Chief Executive Officer

b) Final settlement of working capital adjustment associated with Greenwald sale

c) Associated Toolmakers, Ltd. closure costs

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